Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-133105) on Amendment No. 1 to Form S-1 of Spescom Software, Inc. of our report dated December 27, 2005 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated December 27, 2005, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP

Los Angeles, California

June 21, 2006